{COOPER INDUSTRIES LETTERHEAD}
                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE
_____________________
September 19, 1994

Contact:  Ellen H. Orsburn
          Director, Corporate Communications
          (713) 739-5423


COOPER TO ESTABLISH ITS PETROLEUM & INDUSTRIAL EQUIPMENT
BUSINESS SEGMENT AS AN INDEPENDENT COMPANY THROUGH EXCHANGE OFFER

HOUSTON, Sept. 19 -- Cooper Industries, Inc. (NYSE-CBE) announced today that it intends to establish its petroleum and industrial equipment business as an independent, publicly traded company through an exchange offer. Cooper's Petroleum & Industrial Equipment business segment had revenues of approximately $1.3 billion in 1993.

         The offer will provide Cooper shareholders with the opportunity to exchange some or all of their Cooper common stock for shares in the new company. The company expects that the exchange will be on a tax-free basis. The terms of the offer, including the exchange rate, will be announced when the offer commences in the second quarter of 1995.

         Chairman and Chief Executive Officer Robert Cizik said the decision to separate the company's Petroleum & Industrial Equipment segment from the rest of its businesses is a natural outcome of Cooper's long-term diversification strategy. "As a result of our strategy, we have two different businesses, which we believe are not fully valued by the investment community. The separation of the two parts should allow the financial markets to evaluate each company more effectively, and investor returns should then relate more directly to each business and its markets."
                                     -more-

COOPER INDUSTRIES, INC.                                                 PAGE 2

         "For more than 30 years, Cooper's strategy has been to build through the acquisition of diverse, value-added manufacturing businesses in order to achieve more predictable and sustainable earnings growth. This diversification has resulted in a company with two distinct parts -- capital goods and general manufacturing. The capital goods piece, which is our petroleum and industrial equipment business, consists of high-dollar, custom-engineered products that usually are sold directly to end users. Cooper's remaining businesses consist of value-added manufactured products that are sold primarily through distributors to a broad customer base," Cizik explained.

         "The capital goods and the general manufacturing businesses each require different management attention, different commitments of capital investment and vastly different marketing approaches," he continued. "By separating them, both companies can focus their managerial and financial resources on the growth of their individual operations. More important, both companies will be able to provide appropriate incentives for employees that correspond more directly to the performance of their businesses," he said.

         Because the transaction is being structured as an exchange of shares, accounting rules require Cooper to charge its earnings for the difference between the estimated fair market value of the new company and the historical cost of the net assets of the new company reflected on Cooper's consolidated financial statements. This charge, net of anticipated income until completion of the offer, is expected to be approximately $300 million and will be taken in the third quarter of 1994. The Petroleum & Industrial Equipment segment will be accounted for in Cooper's financial statements as a "discontinued operation," effective October 1, 1994.
                                     -more-

COOPER INDUSTRIES, INC.
                                                                       PAGE 3

         The new company will have its own management and board of directors. The assets of Cooper's Petroleum & Industrial Equipment segment will be transferred to the new company, and it will be leveraged with an appropriate amount of debt, Cizik said.

         The operations that will be part of the new company include Cooper Energy Services, headquartered in Mount Vernon, Ohio; Cooper Oil Tool, headquartered in Houston, Texas; Cooper Turbocompressor, headquartered in Buffalo, New York; and Wheeling Machine Products, located in Pine Bluff, Arkansas. These businesses manufacture, market and service machinery and equipment used in oil and gas exploration, drilling, production, transmission, storage and processing, as well as compression equipment for industrial applications.

         The process of separating the two entities, selecting and putting in place a management team for the new company, and performing the necessary accounting and audit work will begin immediately. The separation should be completed by the end of the second quarter of 1995.

         The offering of shares in the new company will be made only by means of a prospectus. Dealer manager for the offering will be CS First Boston.

         Cooper Industries, with 1993 revenues of $6.3 billion, is a diversified, worldwide manufacturer of electrical products, electrical power equipment, tools and hardware, automotive products, and petroleum and industrial equipment.
                                     # # #